Exhibit 99.1

PRESS RELEASE

RELEASE: 10.26.2023                     RELEASE TIME: 0830 AM                     LOCATION: ATLANTA, GA

Thunder Energies Corporation Announces Acquisition of Land for the

Development of Bear Village Resort in Commerce, Georgia

Thunder Energies Corporation (OTCBB:TNRG) has entered into a purchase agreement for the acquisition of property in Commerce, Georgia, to develop a luxury, adventure, and eco-conscious tourism resort. The company has successfully completed the contract for the acquisition of a sprawling 66-acre parcel of land, marking a significant step toward the realization of its first of two Bear Village Resorts (www.bearvillageresorts.com) in the southeast.

Bear Village Resort Georgia will offer a harmonious blend of modern luxury and natural beauty, providing local and regional travelers with an exceptional family destination to enjoy:

**A state-of-the-art adventure park and family entertainment center.

**An indoor water park offering year-round attractions for families.

**An expansive boutique retail experience with a variety of restaurants.

**A luxury hotel with world-class amenities for both leisure and business travelers.

**Conference center and event spaces ideal for business expos, conventions, and weddings.

Thunder Energies Corporation (www.thunderenergiescorp.com) is committed to creating a unique experience that celebrates the environment while delivering top-tier hospitality. The Commerce location offers an abundance of other nearby attractions for visitors, including the Tanger Outlets, local wineries and hiking for the outdoor enthusiasts.

Thunder Energies Corporation is also excited to announce its partnership with Wyndham Hotels, a renowned name in the hospitality industry. This collaboration will ensure that Bear Village Resort delivers exceptional accommodations and services that meet the highest standards.

Ricardo Haynes, CEO of Thunder Energies Corporation, expressed his enthusiasm for the new venture, stating, "Bear Village Resort is just the beginning. This project symbolizes our dedication to broadening our horizons and developing promising ventures. It's not only about creating luxurious experiences for visitors but also about providing robust operational revenues for our investors and shareholders. We are confident that this is only one of several upcoming projects that will underpin our future growth.”

Thunder Energies also has plans for an additional site in Pigeon Forge, Tennessee, known for its breathtaking scenery and dynamic entertainment options. Further details about the Pigeon Forge development will be unveiled in the near future, adding to Thunder Energies Corporation's expanding portfolio of unique and eco-friendly resorts.

For more information and media inquiries, please visit www.thunderenergiescorp.com or contact:

Investor Relations

Thunder Energies Corp

E: Info@thunderenergiescorp.com

P: (844) 601-1956

Donald R. Keer, P.E., Esq.

Corporate Counsel

Thunder Energies Corp.

3663 Greenwood Circle

Chalfont, PA 18914

P: 215-962-9378

Disclaimer: Information in this press release contains forward-looking statements that involve risks and uncertainties. Statements containing words such as "could," "believe," "expect," "intend," "anticipate," "will," or similar expressions are forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance, or achievements of Thunder Energies Corporation to be materially different from those expressed or implied by such forward-looking statements.